Exhibit 4.7

SIXTH SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of February 24, 2011, among Gates Powertrain UK Limited (the “New Guarantor”), an indirect subsidiary of Pinafore Holdings B.V. (or its successor) (“Holdings”), and WILMINGTON TRUST FSB, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuers and the existing Note Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of September 29, 2010, providing for the issuance of the Issuers’ 9% Senior Secured Second Lien Notes due 2018 (the “Securities”), initially in the aggregate principal amount of $1,150,000,000;

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances Holdings is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuers’ obligations under the Securities pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuers are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, Holdings, the Issuers, and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.	Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Note Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and hereby and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.	Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Note Guarantors (if any), to unconditionally guarantee the Issuers’ obligations under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Note Guarantor under the Indenture.

3.

Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental

Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

4.	Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.

5.	Governing Law. THIS SUPPLEMENTAL INDENTURE (AND EXCLUDING ANY COLLATERAL DOCUMENTS THAT ARE EXPRESSED TO BE SUBJECT TO ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

a.	Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and subject to the last sentence of this Section 5(a) each party irrevocably submits to the non-exclusive jurisdiction of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. Each party not located in the United States irrevocably appoints Pinafore, LLC (now known as Tomkins, LLC) as its agent to receive service of process or other legal summons for purposes of any Related Proceeding that may be instituted in any Specified Court. The Trustee reserves the right to bring an action in any court that has jurisdiction over the trust estate, which may be a court other than the Specified Courts, when seeking a direction from a court in the administration of the trust estate.

b.

Waiver of Immunity. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

c.	Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than U.S. dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Trustee, acting on behalf of and for the benefit of the Holders, could purchase U.S. dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given. The obligations of the Issuers and each Note Guarantor in respect of any sum due from them to the Trustee shall, notwithstanding any judgment in any currency other than U.S. dollars, not be discharged until the first business day, following receipt by the Trustee of any sum adjudged to be so due in such other currency, on which (and only to the extent that) the Trustee may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due to the Trustee and the Holders hereunder, the Issuers and each Note Guarantor agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Trustee and the Holders against such loss. If the U.S. dollars so purchased are greater than the sum originally due to the Trustee and the Holders hereunder, the Trustee agrees to deliver to the Issuers and the Note Guarantors (but without duplication) an amount equal to the excess of the U.S. dollars so purchased over the sum originally due to the Trustee and the Holders hereunder.

6.	Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[Signature Pages Follow]

GATES POWERTRAIN UK LIMITED, as a New Guarantor

By:	/s/ John Zimmerman
	Name:	John Zimmerman
	Title:	Authorized Person

[Sixth Supplemental Indenture]

TOMKINS, LLC (f/k/a PINAFORE, LLC)

By:	/s/ John Zimmerman

Name:	John Zimmerman
Title:	Authorized Person

TOMKINS, INC. (f/k/a PINAFORE, INC.)

By:	/s/ John Zimmerman

Name:	John Zimmerman
Title:	Authorized Person

[Sixth Supplemental Indenture]

WILMINGTON TRUST FSB, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell

Name:	Joseph P. O’Donnell
Title:	Vice President

WILMINGTON TRUST FSB, AS COLLATERAL AGENT

By:	/s/ Joseph P. O’Donnell

Name:	Joseph P. O’Donnell
Title:	Vice President

[Sixth Supplemental Indenture]